As filed with the Securities and Exchange Commission on July 21, 2022

Registration No. 333-154974
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-154974 UNDER THE SECURITIES ACT OF 1933

VONAGE HOLDINGS CORP. (Exact name of registrant as specified in its charter)

Delaware	11-3547680
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 Crawfords Corner Road, Suite 2416, 4th Floor, Building 2 Holmdel, NJ 07733 (732) 528-2600
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Randy K. Rutherford Chief Legal Officer Vonage Holdings Corp. 101 Crawfords Corner Road, Suite 2416, 4th Floor, Building 2 Holmdel, NJ 07733 (732) 528-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration all of the securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (File No. 333-154974) (the “Registration Statement”) of Vonage Holdings Corp., a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) on November 3, 2008.
On July 21, 2022, pursuant to an Agreement and Plan of Merger, dated as of November 22, 2021 (the “Merger Agreement”) by and among the Registrant, Telefonaktiebolaget LM Ericsson (publ), an entity organized and existing under the laws of Sweden (“Parent”), and Ericsson Muon Holding Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), the Registrant merged with and into Merger Sub, with the Registrant surviving as an indirect wholly-owned subsidiary of Parent (the “Merger”). Upon the effective time of the Merger (the “Effective Time”), all of the outstanding shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), were cancelled and converted into the right to receive $21.00 per share in cash, without interest. The Merger became effective on July 21, 2022. As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Registrant intends to file a Form 15 to terminate its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.
In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Holmdel, State of New Jersey, on the 21st day of July, 2022.

VONAGE HOLDINGS CORP.
By:	/s/ Randy K. Rutherford
Name: Randy K. Rutherford
Title: Chief Legal Officer

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.